FOR IMMEDIATE RELEASE GATX CORPORATION ANNOUNCES LONG-TERM RAILCAR SUPPLY AGREEMENT CHICAGO, Oct. 3, 2022 − GATX Corporation (NYSE:GATX) has entered into a new long-term railcar supply agreement with a subsidiary of Trinity Industries, Inc. (“Trinity”) to purchase 15,000 newly built railcars through 2028, with an option to order up to an additional 500 railcars each year from 2023 to 2028. The agreement enables GATX to order a broad mix of tank and freight cars. Trinity will deliver 6,000 tank cars at a rate of 1,200 cars each year from 2024 through 2028. The remaining 9,000 cars, which can be a mix of freight and tank cars, will be ordered at a rate of 1,500 cars per order year from 2023 to 2028 and delivered under a schedule to be determined. “This agreement provides GATX with guaranteed access to high-quality, modern and cost-advantaged railcars in North America,” said Robert C. Lyons, president and chief executive officer of GATX. “With our existing supply agreements scheduled to expire at the end of 2023, this is an opportune time to establish a new agreement with Trinity, a proven supplier to GATX. We now have long-term access to a wide range of car types, enabling us to continue serving our large and diverse customer base. We expect this order will cover our base fleet reinvestment needs in North America through 2028, and we will continue to pursue additional attractive investment opportunities in the new and secondary railcar markets.” COMPANY DESCRIPTION At GATX Corporation (NYSE:GATX), we empower our customers to propel the world forward. GATX leases transportation assets including railcars, aircraft spare engines and tank containers to customers worldwide. Our mission is to provide innovative, unparalleled service that enables our customers to transport what matters safely and sustainably while championing the well-being of our employees and communities. GATX has been headquartered in Chicago, Illinois since its founding in 1898. AVAILABILITY OF INFORMATION ON GATX'S WEBSITE Investors and others should note that GATX routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the GATX Investor Relations website. While not all of the information that the Company posts to the GATX Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media and others interested in GATX to review the information that it shares on www.gatx.com under the “Investor Relations” tab. FOR FURTHER INFORMATION CONTACT: GATX Corporation Shari Hellerman Senior Director Investor Relations, ESG, and External Communications 312-621-4285 shari.hellerman@gatx.com (10/3/2022) NEWS RELEASE